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Exhibit 12.3

Computation of Operating Cash Performance Ratios

	Years Ended December 31,
	2000	1999	1998
Operating Cash Earnings:
Income (loss) before income taxes	$21,686,000	$20,289,000	$9,902,000
Add acquisition and conversion costs	—	—	8,145,000
Add intangible amortization	5,490,000	5,692,000	3,971,000
Add one-time SAIF assessments	—	—	—

Operating cash earnings before income taxes	27,176,000	25,981,000	22,018,000
Less income tax provision	(10,064,000)	(9,566,000)	(8,089,000)

Operating cash earnings	$17,112,000	$16,415,000	$13,929,000

Operating Cash Earnings Per Common Share—Diluted:
Operating cash earnings	$17,112,000	$16,415,000	$13,929,000
Preferred stock dividends declared	—	—	—

Operating cash earnings per common share	$17,112,000	$16,415,000	$13,929,000

Weighted average common shares outstanding—diluted	8,953,446	8,961,722	9,038,774
Operating cash earnings per common share—diluted	$1.91	$1.83	$1.54

Return on Average Common Shareholders' Equity:
Operating cash earnings	$17,112,000	$16,415,000	$13,929,000
Preferred stock dividends declared	—	—	—

Operating cash earnings per common share	$17,112,000	$16,415,000	$13,929,000

Average common shareholders' equity	$124,171,528	$119,996,101	$114,847,698
Return on average common shareholders' equity (annualized)	13.78%	13.68%	12.13%

Return on Average Assets:
Operating cash earnings	$17,112,000	$16,415,000	$13,929,000
Average assets	$2,632,906,688	$2,446,032,418	$2,094,839,692
Return on average assets (annualized)	0.65%	0.67%	0.66%

Operating Efficiency:
Operating expenses	$67,968,000	$64,478,000	$56,291,000
Less acquisition and conversion costs	—	—	5,464,000
Less intangible amortization	5,490,000	5,692,000	3,971,000
Less one-time SAIF assessments	—	—	—

Operating expenses, adjusted	$62,478,000	$58,786,000	$46,856,000

Other income, excluding acquisition-related adjustments	$14,321,000	$13,297,000	$12,894,000
Net interest income	79,933,000	75,370,000	59,205,000

Total revenue	$94,254,000	$88,667,000	$72,099,000

Operating efficiency	66.29%	66.30%	64.99%

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Computation of Operating Cash Performance Ratios